[QWEST HUMAN RESOURCES WEBSITE FULL SCREEN MESSAGE]


Qwest is offering full-time, non-union employees the opportunity to participate in a voluntary stock option exchange program. The deadline for participating in this program is 5 p.m. (Mountain Standard Time) November 30, 2001. Details about the program are available by clicking on the icons on this page.

[Link to Letter to Employees Announcing Exchange Offer]

[Link to Offering Circular]

[Link to Election Form]

[Link to Questions and Answers]

[Link to specific Question and Answer regarding returning Election Form]